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Exhibit (a)(7)

        U.S. Offer to Purchase for Cash
Outstanding American Depositary Shares and
Common Shares
of
 Siliconware Precision Industries Co., Ltd.
for
 NT$275 Per American Depositary Share (Payable in U.S. Dollars) and
NT$55 per Common Share
by
 Advanced Semiconductor Engineering, Inc.

THE U.S. OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 1:30 A.M., NEW YORK CITY TIME, ON FEBRUARY 16, 2016, UNLESS THE U.S. OFFER IS EXTENDED

December 29, 2015

To Our Clients:

        Enclosed for your consideration are the U.S. Offer to Purchase, dated December 29, 2015 (the "U.S. Offer to Purchase"), and the related ADS Letter of Transmittal and Common Share Form of Acceptance (which, together with any amendments or supplements thereto, collectively constitute the "U.S. Offer") in connection with the offer by Advanced Semiconductor Engineering, Inc., a company incorporated and existing under the laws of the Republic of China ("Purchaser"), to purchase outstanding American Depositary Shares ("ADSs") of Siliconware Precision Industries Co., Ltd., a company limited by shares under the Company Law of the Republic of China ("SPIL"), each representing five Common Shares of SPIL, par value NT$10.00 per share ("Common Shares"), and outstanding Common Shares. Purchaser is offering to pay NT$275 for each ADS in cash, without interest, payable in U.S. dollars as converted when payment is made to Computershare Trust Company, N.A. (the "ADS Tender Agent") and NT$55 for each Common Share in cash, without interest, payable in New Taiwan dollars. The new Taiwan dollars payable in respect of ADSs will be converted to U.S. dollars at the exchange rate reported by the Taipei Forex Inc. which appears on the Reuters screen TAIFX1 page under the heading "Spot" as of 11:00 a.m. Taipei time on the date payment is made to the ADS Tender Agent, less applicable taxes and other governmental charges, if any.

        We or our nominees are the holder of record of Common Shares held for your account. A tender of such Common Shares can be made only by us as the holder of record and pursuant to your instructions. The enclosed Common Share Form of Acceptance is furnished to you for your information only and cannot be used by you to tender Common Shares held by us for your account.

        We request instructions as to whether you wish us to tender any or all of the Common Shares held by us for your account, upon the terms and subject to the conditions set forth in the U.S. Offer to Purchase and the Common Share Form of Acceptance (including any necessary proration as described in the Offer to Purchase).

        Your attention is directed to the following:

  1.
  The price paid in the U.S. Offer is NT$55 for each Common Share in cash, without interest, payable in new Taiwan dollars.

  2.
  In the U.S. Offer, Purchaser are offering to purchase up to that number of ADSs and Common Shares held by U.S. holders such that, together with the Common Shares validly tendered and not properly withdrawn upon expiration of the concurrent offer for Common Shares in the Republic of China (the "ROC Offer"), Purchaser will acquire 770,000,000 Common Shares, including those represented by ADSs, which represents approximately 24.71% of the issued and outstanding share capital of SPIL.

  3.
  The U.S. Offer and withdrawal rights expire at 1:30 a.m., New York City time, on February 16, 2016, unless the U.S. Offer is extended by Purchaser.

  4.
  The U.S. Offer is conditioned upon (i) there being validly tendered in accordance with the terms of the ROC Offer, and not withdrawn prior to the expiration of the ROC Offer, a number of Common Shares, not including those tendered into the U.S. Offer or those represented by ADSs, such that we will acquire at least 5% of the issued and outstanding share capital of SPIL and (ii) receipt of antitrust approval from the Taiwan Fair Trade Commission. In addition, the U.S. Offer is subject to the other conditions set forth in the U.S. Offer to Purchase, described in "The Offer—Section 11— Conditions to the U.S. Offer".

        If you wish to have us tender any or all of your Common Shares, please complete, sign and return the Common Share Form of Acceptance and related documents. An envelope to return your documents to us is enclosed. If you authorize tender of your Common Shares, all such Common Shares will be tendered unless otherwise specified on the instruction form.

        Your prompt action is requested. Your Instructions Form should be forwarded to us in ample time to permit us to submit the tender on your behalf before the expiration of the U.S. Offer.

        The U.S. Offer is not being made to, nor will tenders be accepted from or on behalf of, non-U.S. holders of Common Shares and holders of Common Shares in any jurisdiction in which the making of the U.S. Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

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  Exhibit (a)(7)